Exhibit 21.1

SUBSIDIARIES

Name of Entity	State of Incorporation/ Jurisdiction	Doing Business As

DSTI Luxembourg Sarl	Luxembourg
DST Health Solutions, Inc.	California
DST Output, LLC	Delaware
DST Realty, Inc.	Missouri
West Side Investment Management, Inc.	Nevada

Note:  Significant subsidiaries as calculated under Rule 1-02(w) of Regulation S-X, listed in alphabetical order.

DSTI Luxembourg represents the consolidation of twenty international subsidiaries, primarily engaged in the Company’s Financial Services, Output Solutions and Investments and Other segments.

DST Health Solutions, Inc. represents the consolidation of four U.S. and two international subsidiaries, and is engaged in the Financial Services Segment.

DST Output, LLC represents the consolidation of nine U.S. and three international subsidiaries, primarily engaged in the Company’s Output Solutions Segment.

DST Realty, Inc. represents the consolidation of 26 U.S. subsidiaries and is engaged in the Investments and Other Segment.

West Side Investment Management, Inc. manages a portion of the Company’s passive investment portfolio and is engaged in the Investments and Other Segment.